Exhibit 3.14

EXHIBIT B

OPERATING AGREEMENT

OF

GRAHAM PACKAGING LATIN AMERICA, LLC

THE MEMBERSHIP INTERESTS IN GRAHAM PACKAGING LATIN AMERICA, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY APPLICABLE STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS. THE MEMBERSHIP INTERESTS ARE ALSO SUBJECT TO SUBSTANTIAL RESTRICTIONS ON THEIR TRANSFER UNDER THIS OPERATING AGREEMENT.

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OPERATING AGREEMENT

OF

GRAHAM PACKAGING LATIN AMERICA, LLC

THIS OPERATING AGREEMENT (the “Agreement”) of GRAHAM PACKAGING LATIN AMERICA, LLC (the “Limited Liability Company” or “LLC”) is made and entered into as of February 14, 1997 by and between GRAHAM PACKAGING COMPANY, a Pennsylvania limited partnership (“Packaging”), and GRAHAM FAMILY GROWTH PARTNERSHIP a Pennsylvania limited partnership (“Growth”), together with any other Persons admitted to the LLC as members shall be collectively referred to herein as “Members.”

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual agreements set forth in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE LIMITED LIABILITY COMPANY

Section 1.1            Glossary. Certain terms used herein are defined in the Glossary attached hereto as Exhibit A, which is Incorporated herein and made a part hereof.

Section 1.2            Organization. The parties have formed the LLC pursuant to the Delaware Limited Liability Company Act, Chapter 18, Title 6 of the Delaware Code, as amended, the “Act”) for the purposes and upon the terms and conditions set forth herein. Except as otherwise provided herein, the relative rights and obligations of the Members shall be as provided in the Act.

Section 1.3                                   Name. The name of the LLC is Graham Packaging Latin America, LLC. All business of the LLC shall be conducted in such name and/or such other assumed, trade, or fictitious names as Packaging shall from time to time determine.

Section 1.4            Place of Business. The principal office of the LLC is located at The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, which is its registered office in the State of Delaware as required by Section 18-104 of the Act. The LLC may also maintain such additional offices as Packaging may from time to time determine.

Section 1.5            Purpose. The purpose of the LLC is to make investments in privately-held business enterprises engaged in the business of manufacturing packaging, packaging equipment and/or recycling of packaging and such activities as may be incidental or related thereto, and to engage in all activities as may be reasonably incidental to such investments and to do all such other acts and execute all such agreements and instruments as are incidental or useful to such investments.

Section 1.6            Term. The LLC commenced existence as of February 14, 1997, and shall dissolve at 11:59 p.m. on December 31, 2020, unless sooner dissolved pursuant to law or this Agreement.

Section 1.7            Powers of the Limited Liability Company. The LLC shall have and exercise all powers now or hereafter permitted by the State of Delaware to be exercised by an LLC formed under the laws of that state, and to do any and all things not prohibited by law in furtherance of the business of the LLC as fully as natural persons might or could do.

Section 1.8            Fiscal Year. The fiscal year of the LLC shall be the calendar year.

Section 1.9            Assets of the Limited Liability Company.

(a)           The Members shall use the LLC’s credit and assets solely for the benefit of the LLC. All real and personal property owned by the LLC shall be owned by the LLC as an entity. Each Member’s interest in the LLC shall be personal property for all purposes.

(b)           No Member shall, either directly or indirectly, take any action to require partition or appraisement of the LLC or of any of its assets or cause the sale of any asset of the LLC for other than an LLC purpose, and notwithstanding any provision of applicable law to the contrary, each Member (and its legal representatives, successors and assigns) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its Membership Interest or with respect to any assets of the LLC, except as expressly provided in this Agreement.

Section 1.10         Limitation on Liability of Members. Except as otherwise required by the Act or applicable law or as expressly agreed in writing, no director, officer, shareholder, partner, employee or agent of any Member shall be personally liable for the payment of any sums owing by such Member to the LLC or any other Member under the terms of this Agreement or for the performance of any other covenant or agreement of such Member contained herein.

Section 1.11         Conflicts of Interest and Transactions with Affiliates.

(a)           Any Member and any Affiliate of any Member may engage in or possess an interest in any business or activity whatsoever, whether presently existing or hereafter created, without any accountability to the LLC or any Member. No Member shall be obligated to offer any business opportunity to the LLC or any other Member.

(b)           The LLC may enter into any arrangement, contract, agreement or business venture that is not prohibited under the Act with any Member or any Member’s Affiliates. Each Member understands and acknowledges that the conduct of the business of the LLC may involve business dealings with such other business ventures or undertakings of the Members and their Affiliates.

Section 1.12         Statutory Compliance. Packaging shall execute such documents and take such action as shall be appropriate to comply with the Act and all other requirements of law for the formation and operation of a limited liability company in the State of Delaware and all other jurisdictions in which the LLC may elect to do business.

ARTICLE 2

CAPITAL AND INITIAL MEMBERSHIP INTERESTS

Section 2.1            Capitalization.

(a)           As their initial Capital Contributions, Packaging and Growth shall contribute cash to the LLC in an 20-80 proportion.

(b)           As additional Capital Contributions, Packaging shall contribute cash to the LLC in such amounts as shall be agreed upon by Packaging and Growth.

Section 2.2            Capital Contributions Generally. Except as otherwise expressly provided herein or to the extent that a Member agrees to make a Capital Contribution to, or to purchase interests from, the LLC: (a) no Member shall be required to contribute any capital to the LLC; (b) no Member shall be required to make any loan to the LLC; (c) loans by a Member to the LLC shall not be considered a contribution of capital.

shall not increase the Capital Account of the lending Member or its ownership interest of the LLC and the repayment of such loans by the LLC shall not decrease, or result in any adjustment to, the Capital Account of the Member making the loans; (d) no interest shall be paid on any capital contributed to the LLC by any Member; (e) under any circumstances requiring a return of all or any portion of a Capital Contribution, no Member shall have the right to receive property other than cash except in the sole discretion of the Packaging; and (f) no Member shall be required at any time to restore any deficit in its Capital Account.

ARTICLE 3

CAPITAL ACCOUNTS

Section 3.1            Establishment and Maintenance of Capital Accounts.

(a)           A capital account (“Capital Account”) shall be established for each Member. Each Member’s Capital Account shall be determined and maintained in accordance with the rules of Treas. Reg. §1.704-1(b)(2)(iv). Pursuant to those rules, a Member’s Capital Account shall be increased by:

(i)            the amount of any money contributed by such Member to the LLC;

(ii)           the Fair Market Value, on the date of contribution, of property (other than money) contributed by such Member to the LLC (net of liabilities secured by such contributed property that the LLC either assumes or to which it takes subject); and

(iii)          allocations of Gross Income;

and shall be decreased by:

(iv)          the amount of money distributed to such Member by the LLC (except as payments of principal and interest on any loans);

(v)           except as provided in Section 3.2 below, the Fair Market Value, as of the date of distribution, of property (other than money) distributed to such Member by the LLC (net of liabilities secured by such distributed property that the Member assumes or subject to which it takes the property); and

(vi)          allocations of Gross Deductions.

In addition, in the event of a redemption of any or all of the Membership Interest of any Member, each Member’s Capital Account shall be increased and decreased by the respective

Book Gains and Losses (if any) that would have been allocated to that Member if all LLC assets had been sold at their Adjusted Fair Market Value immediately prior to the redemption. For this purpose, the “Adjusted Fair Market Value” of an LLC asset shall be the greater of (i) the Fair Market Value of the asset or (ii) the amount of any nonrecourse indebtedness to which such asset is subject within the meaning of Section 7701(g) of the Code, in each case as of the date of the redemption.

(b)               Subject to Section 8.3, the Capital Account of any transferee Member who has acquired the entire interest of a former Member in the LLC shall be the same as the Capital Account of the Member from whom the transferee Member acquired its interest.

Section 3.2            Distribution Upon Liquidation in Accordance with Capital Accounts. Upon liquidation of the LLC, liquidating distributions shall in all cases be made in accordance with the positive Capital Account balances of the Members, as determined after taking into account all Capital Account adjustments for the LLC’s taxable year during which such liquidation occurs (other than those made pursuant to this Section), by the end of such taxable year or, if later, within ninety (90) days after the date of such liquidation, except as permitted by Treas. Reg. §1.704-1(b)(2)(ii)(b).

ARTICLE 4

DISTRIBUTIONS

Section 4.1            Distributions Prior to Dissolution.

(a)           From time to time Packaging may make such distributions on behalf of the LLC as it in its sole discretion may determine are appropriate, without being limited to current or accumulated income or gains. Such distributions may be made from LLC revenues, borrowings or Capital Contributions. Packaging may in its sole discretion distribute to Members LLC property other than cash.

(b)           All distributions shall be made to the Members in the following priority and proportions:

(i)            first, to Packaging to the extent of the Undistributed Preferred Return;

(ii)           next, to Packaging to the extent of the Unreturned Preference Amount; and

(iii)          the balance, if any, 20% to Packaging and 80% to Growth.

Section 4.2            In-Kind Distributions. If, at the discretion of Packaging, any assets of the LLC are distributed to the Members in kind, such assets shall be valued on the basis of their Fair Market Value as of the date of distribution.

ARTICLE 5

ALLOCATIONS

Section 5.1            Gross Income/Deductions. All Gross Income and Gross Deductions for each taxable year shall be allocated among the Members, after taking into account all distributions for such year, as follows:

(a)           (i)            Gross Income shall first be allocated to the Members in proportion to their Capital Account deficits, if any, until such deficits are eliminated.

(ii)           Next, if the sum of the Undistributed Preferred Return and the Unreturned Preference Amount exceeds Packaging’s Capital Account balance, Gross Income shall be allocated to Packaging until any such excess is eliminated.

(iii)          Next, Gross Income shall be allocated to Packaging or Growth, as the case may be, to the extent necessary, if any, to cause (A) the excess of (x) Packaging’s Capital Account balance over (y) the sum of the Undistributed Preferred Return and the Unreturned Preference Amount and (B) Growth’s Capital Account balance to be in a 20-80 proportion.

(iv)          Any remaining Gross Income shall be allocated 20% to Packaging and 80% to Growth.

(b)           (i)            If (A) Packaging’s Capital Account balance exceeds the sum of the Undistributed Preferred Return and the Unreturned Preference Amount or (B) Growth’s Capital Amount balance exceeds zero, Gross Deductions shall first be allocated to the Members in proportion to any such excesses until such excesses are eliminated.

(ii)           Next, Gross Deductions shall be allocated to Packaging to the extent of any remaining positive Capital Account balance.

(iii)          Any remaining Gross Deductions shall be allocated 20% to Packaging and 80% to Growth.

Section 5.2            Tax Credits. Any federal, state or local income tax credits available to the LLC shall be allocated among the Members in accordance with Treas. Reg. §1.704-1(b)(4)(ii).

Section 5.3            Special Allocations. Notwithstanding anything to the contrary in this Section 5, the following special allocations shall be made in the following order:

(i)            If there is a net decrease in Minimum Gain during a taxable year, then before any other allocation is made for such year, the Members shall be allocated items of gross income and gain for such year (and, if necessary, subsequent years) in the amount and in the proportions necessary to satisfy the requirements of a “minimum gain chargeback” under Treas. Reg. §1.704-2(f).

(ii)           If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during a taxable year, then any Member with a share of the Member Minimum Gain attributable to such debt at the beginning of such year shall be allocated items of income and gain for such year (and, if necessary, subsequent years) in the amount and proportions necessary to satisfy the provision of Treas. Reg. §1.704-2(i)(4).

(iii)          Any Member who unexpectedly receives an adjustment, allocation or distribution described in clauses (4), (5) or (6) of Treas. Reg. §1.704-1(b)(2)(ii)(d) that produces a deficit in its Hypothetical Capital Account shall be allocated items of gross income and gain in an amount and manner sufficient to eliminate the deficit in its Hypothetical Capital Account as quickly as possible. This paragraph (iii) is intended to comply with the “qualified income offset” requirement in Treas. Reg. §1.704-1(b)(2)(ii)(d)(3), and shall be interpreted consistently therewith.

(iv)          All Member Nonrecourse Deductions for each taxable year shall be allocated to the Member or Members who bear the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with the ratio in which the Members bear such economic risk of loss and Treas. Reg. §1.704-2(i)(1).

(v)           No Member shall be allocated Gross Deductions to the extent such allocation would cause a deficit in his Hypothetical Capital Account, and any such Gross Deductions shall be allocated among the other Members in proportion to their positive Hypothetical Capital Accounts.

(vi)          Subject to the other paragraphs of this Section 5.3, if any allocations are made pursuant to this Section 5.3, items of income, gain, loss and deduction of the LLC shall thereafter be specially allocated among the Members so as to cause their Capital Account balances to equal as quickly as possible the balances that would have been achieved in the absence of this Section 5.3.

Section 5.4            Certain Allocations.  Solely for income tax purposes:

(i)            If property is contributed to the LLC, income, gain, loss and deductions with respect to such property (and, to the extent necessary, other gross income, gain, loss and deductions of the LLC), as computed for income tax purposes, shall be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property and its Book Value, in accordance with Code section 704(c); and

(ii)           In any other case where the Book Value of any LLC asset differs from its adjusted tax basis, subsequent allocations of income, gain, loss and deduction with respect to such asset (and, to the extent necessary, other gross income, gain, loss and deductions of the LLC), as computed for federal income tax purposes, shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code section 704(c).

(iii)          For purposes of any allocations required under this Section 5.4, the LLC shall use the “remedial allocation method,” as described in Treas. Reg. §1.704-3(d).

ARTICLE 6

CONTROL AND MANAGEMENT

Section 6.1            General. Packaging shall, except as expressly limited by this Agreement, to the fullest extent not prohibited by the Act, exercise all of the powers of the LLC, implement all LLC decisions and have full, exclusive and complete discretion in the management and control of the LLC including, without limitation, the power, authority, and right to:

(a)           expend the capital and revenues of the LLC in furtherance of the LLC’s business and pay all expenses, debts and obligations of the LLC to the extent that funds of the LLC are available therefor;

(b)           invest the LLC’s funds pending disbursement thereof in furtherance of the LLC’s business or to provide a source from which to meet contingencies;

(c)           purchase assets in furtherance of the business of the LLC, protect and preserve the LLC’s title and interest in such assets, and sell, Transfer or otherwise dispose of such assets;

(d)           institute, defend and settle litigation arising in connection with the LLC’s business, submit claims to arbitration and confess judgment against the LLC, and give receipts, releases and discharges with respect to all of the foregoing;

(e)           maintain, at the expense of the LLC, records and accounts of operations and expenditures;

(f)            purchase, at the expense of the LLC, liability, casualty, fire and other insurance and bonds to protect the LLC’s assets, business, Members and employees and to protect the Packaging and its employees;

(g)           employ, at the expense of the LLC, consultants, accountants, attorneys, and others and terminate such employment;

(h)           negotiate, enter into, perform and terminate any and all agreements, documents, licenses and other instruments necessary or incidental to the conduct of the business of the LLC (including, without limitation, agreements of merger or consolidation in which the LLC is the surviving entity;

(i)            incur indebtedness, borrow funds and/or issue guarantees, and pledge the LLC’s assets to secure the same, in each case in furtherance of the LLC’s business; and

(j)            issue or cause to be issued, and purchase, interests in the LLC, including, without limitation, rights, options, warrants, notes, and bonds and admit additional or substitute Members; and

(k)           perform all other functions related to the business and affairs of the LLC.

By executing this Agreement, each Member hereby expressly consents to any exercise by Packaging of all or any of the foregoing powers.

Section 6.2            Special Limitation on Packaging’s Right to Vote Stock. Anything in this Agreement to the contrary notwithstanding, Packaging shall vote any stock owned by the LLC in any “Controlled Corporation” only as provided in this Section 6.2.

(a)           For purpose of this Section 6.2:

(i)            the term “vote” shall include the granting of any proxy to vote, whether such proxy confers limited or unlimited discretion on the holder thereof to vote the shares in question; and

(ii)           a “Controlled Corporation” shall be any corporation that, for purposes of §2036(b) of the Code, would be deemed to be such with respect to Donald C. Graham were he to die at the time in question, and any other non-U.S. entity, classified as an association or a partnership for U.S. federal income tax purposes, that would meet this definition of “Controlled Corporation” if it were a corporation.

(b)           Packaging shall have the right, in its sole discretion, to vote a percentage of the LLC’s shares of each and every class of voting stock in any Controlled Corporation equal to the percentage that the sum of Packaging’s Capital Contribution under Section 2.1(a) and the Unreturned Preference Amount constitutes of such sum and Growth’s Capital Contribution under Section 2.1(a).

(c)           Growth shall have the right to direct Packaging to vote the remainder of the LLC’s shares of each and every class of voting stock in any Controlled Corporation.

(d)           Growth may, in its sole discretion, delegate all or a portion of its rights under Section 6.2(c); provided, however, that any such delegation (i) must be to a natural person other than Donald C. Graham; and (ii) must be made by written instrument delivered to Packaging.  Any such delegation may at any time be revoked by the Growth by written instrument delivered to the Packaging; any attempt to delegate such right irrevocably shall be null and void.

(e)           Packaging shall, whenever called upon in any manner to vote any shares of stock owned by the LLC in a Controlled Corporation shall take such steps as it determines to be necessary or appropriate to solicit instructions from Growth or its delegate(s) as to the manner in which such stock is to be voted. In the absence of instructions from Growth or its delegate(s), Packaging shall not vote shares the voting of which such person has the right to direct pursuant to Section 6.2(c).

Section 6.3            Expenses: Compensation. Except as otherwise provided herein, the LLC shall pay or cause to be paid (a) all costs and expenses incurred in connection with the formation and organization of the LLC, (b) all costs and expenses of the LLC incurred in pursuing and conducting, or otherwise related to, the business of the LLC, and (c) all employment-related costs and expenses incurred by Packaging in pursuing and conducting the business of the LLC. Packaging shall also be entitled to reimbursement of all of its other expenses attributable to the performance of its obligations hereunder.  Subject to the Act, no amount so paid to Packaging shall be deemed to be a distribution of LLC assets for purposes of this Agreement. Except for reimbursement of its expenses and its right to distributions as provided in this Agreement, Packaging shall not receive any compensation for its services as such.

ARTICLE 7

ACCOUNTING AND RECORDS

Section 7.1            Books and Records. The books of account for the LLC shall be kept in accordance with the accrual method of accounting used for federal income tax purposes.

Section 7.2            Annual Reports. By ninety (90) days after the end of each Fiscal Year (or such earlier date as may be required under the Code), Packaging shall deliver to each Member a report indicating each Member’s share for federal income tax purposes of the LLC’s income, credits and deductions for the immediately preceding Fiscal Year together with all other information concerning the LLC which may be required by the Code from time to time. Packaging shall also cause an annual report of the operation of the LLC to be distributed to the Members within ninety (90) days after the end of each Fiscal Year together with financial statements reflecting the LLC’s operation during such year.

Section 7.3            Tax Returns. Packaging shall prepare all income and other tax returns of the LLC and cause the same to be filed in a timely manner. Packaging shall be the tax matters member (as defined in section 6231(a)(7) of the Code).

ARTICLE 8

TRANSFERS OF INTERESTS; REDEMPTIONS, ETC.

Section 8.1            General Transfer Provisions and Restrictions.

(a)           Except as expressly provided in this Section, no Member may Transfer all or any portion of its Membership Interest, or any right or interest whatsoever in, with respect to or derived from its Membership Interest or the proceeds thereof, without the consent of the other Member, which consent may be granted or withheld in its sole discretion. Further, any such Transfer requiring the consent of the other Member shall be made only upon such terms and conditions as the other Member shall approve.

(b)           Any Transfer of Membership Interests in violation of this Agreement shall be null and void and shall not operate to vest any rights in any Transferee.

(c)           All Transfers of Membership Interests shall be by instrument in form and substance satisfactory to both Members. In the case of any Transfer pursuant to Section 8.4 or Section 8.5, the Transferor shall execute and acknowledge all such instruments, in form and substance satisfactory to the other Member, as may be necessary or desirable to effectuate such Transfer.

(d)           Every Transferee of any Membership Interest who wishes to participate in the LLC as a Member shall execute a counterpart of this Agreement pursuant to Section 9.1 accepting and adopting all of the terms and provisions of this Agreement, as the same may have been amended from time to time.

(e)           In no event shall the LLC dissolve or terminate upon the admission of any Member to the LLC or upon any permitted Transfer of a Membership Interest by any Member. Each Member hereby waives its right to dissolve, liquidate or terminate the LLC in such event.

Section 8.2            Expenses. All expenses of the LLC occasioned by a Transfer permitted by this Section shall be borne by the Member whose Membership Interest is being so transferred.

Section 8.3            Allocations With Respect to Transferor’s Interest. Upon the Transfer pursuant to, this Section of all or any part of a Membership Interest, each item of LLC income (or loss) and deduction allocable to such Membership Interest shall be prorated (as to the Transferred Membership Interest) between the Transferor and Transferee on the basis of the number of days in the taxable year of the LLC preceding (and including) and succeeding, respectively, the date as of which the assignment or other instrument evidencing the Transfer is executed, or, in the case of a Transfer occurring by operation of law upon the death of a Member, the date of death. Gain or loss from the sale or other taxable disposition of a LLC capital asset shall be allocated to the Persons who were Members at the time such gain or loss was recognized by the LLC.

Section 8.4            Section 754 Election. Packaging may, in its sole discretion, cause the LLC to elect, pursuant to section 754 of the Code, to adjust the basis of LLC property as provided in sections 734(b) and 743(b) of the Code.  Packaging shall be responsible for determining the adjustments required or permitted by said sections of the Code, provided that, in the case of any adjustment required or permitted under section 743(b) of the Code, the Transferee Member or Members shall be solely responsible for determining the adjustments required thereunder unless such Member or Members provide Packaging with all the information necessary for Packaging to determine the adjustments. If any adjustments to the basis of LLC property are made pursuant to section 732(d), 734(b) or 743(b), the capital accounts of the Member shall be adjusted as specified in Treas. Reg. §1.704-1(b)(2)(iv)(m).

ARTICLE 9

DISSOLUTION AND WINDING UP OF THE LIMITED LIABILITY COMPANY

Section 9.1            Events of Dissolution. The occurrence of any of the following shall constitute an event of dissolution of the LLC (an “Event of Dissolution”):

(a)           the expiration of the term of the LLC as provided in Section 1.6 above;

(b)           subject to Section 9.2 below, the resignation, withdrawal, or dissolution of either Member or the occurrence of an Event of Bankruptcy of either Member, which is not, in the case of an involuntary Event of Bankruptcy, discharged or stayed within one hundred and twenty (120) days of occurrence;

(c)           the acquisition by a single Person of all of the Membership Interests;

(d)           the issuance of a decree of dissolution by a court of competent jurisdiction pursuant to the Act; or

(e)           as otherwise required by the Act.

Section 9.2            Effect of Dissolution. Upon the occurrence of an Event of Dissolution, the LLC shall not terminate but shall, continue solely for the purposes of winding up its business and liquidating in accordance with this Article 9 all of its assets and collecting the proceeds from such sales and liquidations at which time the LLC shall be wound up. After the occurrence of an Event of Dissolution the LLC shall engage in no further business other than as necessary to operate on an interim basis and for the LLC to collect its receivables, liquidate its assets and pay or discharge its liabilities in accordance with this Article 10.

Section 9.3            Sale of Assets by Liquidator.

(a)           Upon dissolution of the LLC, Packaging shall, as “Liquidator,” proceed to wind up the affairs of the LLC and distribute its assets in accordance with this Article 9, unless Packaging is unable or unwilling to serve as Liquidator, in which case Growth shall serve as Liquidator. If the Liquidator shall determine that an immediate sale of part or all of the LLC’s assets would cause undue loss to the Members, then the Liquidator, in order to avoid or lessen such loss, may either (i) defer liquidation of, and withhold from such distribution for a reasonable time, any assets of the LLC, except those necessary to satisfy LLC debts and obligations, or (ii) distribute the assets to the Members or their assigns in kind in the manner set forth in this Section 9.3.

(b)           Upon dissolution of the LLC, the Liquidator shall cause a final accounting to be made by an independent accountant and, upon termination and subject to due provision for the payment of all the expenses of the liquidation and all other debts and obligations of the LLC:

(i)                                     Any or all non-cash assets of the LLC may be sold by public or private sale, at the discretion of and on terms set by the Liquidator, at which any Member or any Affiliate of a Member may bid for such assets; and

(ii)                                  Following the sale, if any, of non-cash assets, LLC cash shall be distributed to the Members in accordance with Section 3.2.

(c)                                  If any assets of the LLC are to be distributed in kind, such assets shall be distributed on the basis of the Fair Market Value thereof as of the date of distribution. A Member entitled to an interest in such distributed assets shall receive such interest therein as a tenant-in-common with the other Members so entitled. In the event of such liquidation in kind, a distributee Member shall not thereafter sell or otherwise transfer or dispose of any interest in any assets so distributed which it holds as a tenant-in-common without first offering such interest in writing to the other tenants-in-common upon the same terms and conditions and for the same price as such proposed sale or transfer. The other tenants-in-common shall have 30 days after the receipt of such offer within which to accept the same and shall have the right to acquire such interest in proportion to their Membership Interest formerly held in the LLC. If the other tenants-in-common shall fail to accept such offer within such period of time, such distributee Member shall be free to sell the interest in said assets upon the terms and conditions described in the offer disclosed to the other tenants-in-common.

(d)                                 The Members specifically intend and agree that any distribution under this Section 9.3 shall confer upon the distributee the actual economic ownership and equitable title to all such assets distributed. If the title or form of ownership by which any LLC asset is held is different from that necessary to fully accomplish the foregoing intent, then all Members agree to execute and deliver such deeds, bills of sale and other documents, and to take such other steps, as may be necessary or appropriate to secure to each Member the full economic ownership and title in such asset to which such Member is so entitled hereunder.

(e)                                  The liquidation of the LLC shall be final when all of the LLC’s assets have been collected and applied to the LLC’s obligations and its remaining assets, if any, have been distributed to the Members in accordance with this Agreement.

Section 9.4                                   Time Limitations on Liquidating Distributions. Nothing in this Article 9 shall be construed to extend the time period prescribed under Section 3.2 above and Treas. Reg. §1.704-1(b)(2)(ii)(b) for making liquidating distributions of the LLC’s assets. If the Liquidator deems it impracticable to cause the LLC to make distributions of the liquidating proceeds to the Members within the time period described under Treas. Reg. §1.704-1(b)(2)(ii)(b), the Liquidator may make any arrangement that is considered for federal income tax purposes to effectuate liquidating distributions of all of the LLC’s assets to the Members within the time period prescribed in such regulation and that will permit the sale of the non-cash assets considered so distributed in a manner that gives effect, to the extent possible, to the intent of the preceding provisions of this Article 9.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1                            Separability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.2                            Assignment and Benefit. This Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors and assigns. This Agreement and the rights and obligations set forth herein may not be assigned or delegated by any party without the written consent of each other party hereto, except as provided herein. Nothing in this Agreement shall be deemed to create any right in any person not a party hereto (other than the permitted successors and assigns of a party hereto) and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

Section 10.3                            Indemnification and Contribution. The LLC shall indemnify each Member from and against any damage, liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys’ fees) which each such Member pays or becomes obligated to pay on account of the imposition upon or assessment against such Member of any obligation or liability of the LLC.  The foregoing obligation of the LLC shall be satisfied only out of the assets of the LLC and under no circumstances shall any recourse be available against any Member or the assets of any Member with respect thereto.

Section 10.4                            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

Section 10.5                            Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the State of Delaware (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

Section 10.6                            Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require. Any reference to the Code, Act or other statutes or laws shall include all amendments, modifications or replacements of the specific sections and provisions concerned.

Section 10.7                            Further Assurances. The Members hereto agree that they will execute and deliver, or cause to be delivered, all such instruments, and will take all such other actions, as may be reasonably required from time to time in order to effectuate the provisions and purposes hereof.

Section 10.8                            References to Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. The words “herein,” “hereof,” “hereunder,” “this Agreement” and other similar references shall be construed to mean and include this Operating Agreement and all amendments and supplements thereto unless the context shall clearly indicate or require otherwise.

Section 10.9                            Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the Members with respect to the matters to which it relates. It supersedes all prior written and oral statements and no representation, statement, covenant, condition or warranty not contained in this Agreement shall be binding on the Members or have any force or effect whatsoever.

Section 10.10                     Estoppels. Each Member shall, upon not less than fifteen (15) days written notice from any Member, execute and deliver to such other Member a statement certifying that this Agreement is unmodified and in full force and effect (or, if modified, the nature of the modification) and whether or not there are, to such Member’s knowledge, any uncured defaults on the part of the other Member, specifying such defaults if any are claimed. Any such statement may be relied upon by third parties.

Section 10.11                     Reliance on Authority of Person Signing Agreement. If a Member is a trust (with or without disclosed beneficiaries), general partnership, limited partnership, joint venture, corporation, or any Entity other than a natural Person, the LLC and the Members shall:

(a)                  not be required to determine the authority of the Person signing this Agreement to make any commitment or undertaking on behalf of such Entity or to determine any fact or circumstance bearing upon the existence of the authority of such Entity or to determine any fact or circumstance bearing upon the existence of the authority of such Person;

(b)                 not be required to see to the application or distribution of proceeds paid or credited to Persons signing this Agreement on behalf of such Entity;

(c)                   be entitled to rely on the authority of the Person signing this Agreement with respect to the voting of the Membership Interest of such Entity and with respect to the giving of consent on behalf of such Entity in connection with any matter for which consent is permitted or required under this Agreement; and

(d)                  be entitled to rely upon the authority of any general partner, joint venturer, trustee, or president or vice president, as the case may be, of any such Entity the same as if such Person were the Person originally signing this Agreement on behalf of such Entity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on August        , 1997, effective as of the date and year first above written.

GRAHAM PACKAGING COMPANY
By: Graham Packaging Corporation, General Partner

By:	/s/ Steven F. Wood

GRAHAM FAMILY GROWTH PARTNERSHIP
By: Graham Packaging Corporation, General Partner

By:	/s/ Steven F. Wood

Exhibit A

GRAHAM PACKAGING LATIN AMERICA, LLC

GLOSSARY AND INDEX OF DEFINED TERMS

Term	(Definition or Section in which definition appears)

Act:	Section 1.2

Adjusted Fair Market Value:	Section 3.1(a)

Affiliate:

A Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person in question and any officer, director, general partner, trustee, employee, or limited partner or stockholder (in either case owning 10% or more of the equity) of the Person in question or such other Person. For purposes of this definition, “control” of an Entity means the power to direct the management of such Entity, whether by ownership, contract or otherwise.

Agreement:	Preamble

Book Value:

With respect to any asset, that asset’s adjusted basis for federal income tax purposes, except that (i) where an asset has been revalued on the books of the LLC, the Book Value of such asset shall be adjusted to reflect such revaluation; (ii) where an asset has been contributed by a Member to the LLC or distributed by the LLC to a Member, its Book Value shall be its fair market value as determined pursuant to the provisions of this Agreement; and (iii) the Book Value of LLC assets shall be adjusted to reflect the Depreciation taken into account with respect to such assets for purposes of determining Gross Income or Gross Deductions.

Capital Account:	Section 3.1

Capital Contribution:	Any amount of cash, property, or services contributed by a Member to the LLC in respect of its equity interest therein in accordance with the Operating Agreement.

Certificate:	Section 1.6

Code:

The Internal Revenue Code of 1986, as the same may be amended from time to time. Any reference herein to any section of the Code shall mean and include any and all corresponding provisions of succeeding law.

Controlled Corporation:	Section 6.2(a)

Depreciation:

For each taxable year, an amount equal to the depreciation, amortization or other cost recovery reduction allowable with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such taxable year (as a result of the revaluation of such asset or its contribution to the LLC by a Member), Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided that if the beginning adjusted tax basis is zero, Depreciation for such taxable year shall be determined with reference to such beginning Book Value using any reasonable method selected by Packaging.

Entity:	Any general partnership, limited partnership, corporation, joint venture, trust, business trust, limited liability company, limited liability partnership, cooperative or association.

Event of Bankruptcy:	As to the LLC or a Member:

— filing a voluntary petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Code (as now or in the future amended) or an admission seeking the relief therein provided;

— making a general assignment for the benefit of its creditors;
— consenting to the appointment of a receiver for all or a substantial part of its property;
— in the case of the filing of an involuntary petition in bankruptcy, an entry of an order for relief;
— the entry of a court order appointing a receiver or trustee for all or a substantial part of its property without its consent; or

— the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of its property.

Event of Dissolution:	Section 9.1

Fair Market Value:

The value of any contribution to or asset of the LLC, as determined by Packaging in its reasonable discretion, taking into account, inter alia, such relevant factors as appropriate discounts for lack of marketability, blockage, and restrictions on transferability. Without limiting Packaging’s discretion to make such a valuation or requiring that any such appraisal be made, the determination of the Fair Market Value of any asset by Packaging on the basis of the valuation thereof by an independent appraiser shall be deemed a reasonable exercise of such discretion.

Graham France	Section 1.5

Gross Income or Deductions:

Respectively, the LLC’s gross income and gains or gross losses and deductions for a taxable year, as computed for federal income tax purposes (including all items of LLC income, gain, loss, or deduction regardless of whether such items are required to be separately stated under Code section 702(a)), with the following adjustments:

A. Any income of the LLC that is exempt from federal income tax and not otherwise taken into account in determining Gross Income shall be added to such Gross Income;

B.                                     Any expenditures of the LLC described in Code section 705(a)(2)(B) or treated as section 705(a)(2)(B) expenditures pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Gross Deductions shall be taken into account in computing such Gross Deductions;

C.                                     In any case where, in accordance with Treas. Reg. §1.704-1(b)(2)(iv)(e) or (f), LLC property is revalued on the books of the LLC to reflect its fair market value, the amount of such upward or downward adjustment (to the extent not previously taken into account) shall be taken into account as gain or loss from a taxable disposition of such property for purposes of computing Gross Income or Gross Deductions;

D.                                    Gain or loss resulting from any disposition of LLC property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the Property disposed of, notwithstanding that the adjusted tax basis of such property differs from such Book Value;

E.                                      In lieu of the depreciation, amortization and other cost recovery deductions taken into account for federal income tax purposes, Depreciation as defined herein shall be taken into account in computing Gross Deductions; and

F.                                      Notwithstanding any other provisions of this definition, Member Nonrecourse Deductions and any other items of income, gain, loss or deduction that are specially allocated pursuant to Section 5.3 to one or more Members shall not be taken into account in computing Gross Income or Gross Deductions.

Hypothetical
Capital Account:	A Member’s Capital Account, after giving effect to the following adjustments:

A.                                   Such Capital Account shall be reduced to reflect the items described in clauses (4), (5) and (6) of Treas. Reg. §1.704-1(b)(2)(ii)(d) (provided that any anticipated distribution of the proceeds of a nonrecourse liability shall be offset by an anticipated increase in Minimum Gain, as provided in Treas. Reg. §1.704-2(h)); and

B.                                     Such Capital Account shall be increased by any amount such Member is obligated to restore or is treated as being obligated to restore for purposes of Treas. Reg. §1.704-1(b)(2)(ii)(d), including such Member’s Minimum Gain Share and such Member’s share of Member Minimum Gain.

Liabilities:	All items, except retained earnings and items of Member’s equity and surplus and reserves which are mere segregations of surplus, which would be included on the liability side of the

LLC’s balance sheet (as if prepared in accordance with generally accepted accounting principles) as of the date on which Liabilities are to be determined; excluding, however, any reserves for contingent liabilities that would be reflected only in the footnotes to such a balance sheet.

Limited Liability Company (“LLC”):	Preamble.

Liquidator:	Section 9.3

Member:	Preamble.

Membership Interest:

The entire ownership interest of a Member in the LLC at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement and of the Act.

Member Minimum Gain:

An amount determined by computing, with respect to each Member Nonrecourse Debt, the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treas. Reg. §1.704-2(i)(3).

Member Nonrecourse Deductions:

For each taxable year, the LLC deductions (and all other items that would otherwise be included in Gross Deductions) that are attributable to Member Nonrecourse Debt and are characterized as “member nonrecourse deductions” under Treas. Reg. §1.704-2(i)(1).

Member Nonrecourse Debt:	Nonrecourse LLC debt for which one or more Members bears an economic risk of loss, as defined in Treas. Reg. §1.704-2(b)(4).

Minimum Gain:

An amount determined by computing, with respect to each nonrecourse liability of the LLC, the amount of gain (of whatever character), if any, that would be realized by the LLC if it disposed of (in a taxable transaction) the LLC property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed. Such amount shall be determined in a manner consistent with Treas. Reg. §1.704-2(d).

Minimum Gain Share:	For each Member, such Member’s share of any Minimum Gain as of the end of a taxable year, as determined under Treas. Reg. §1.704-2(g).

Net Asset Value:	The amount by which the Fair Market Value of the LLC’s assets as of a specified date exceeds the LLC’s Liabilities as of that date.

Person:	Any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

Preference Amount:	The aggregate amount of Capital Contributions made by Packaging under Section 2.1(b).

Preferred Return:	A return at a rate of 15% compounded annually with respect to the Unreturned Preference Amount and the Undistributed Preferred Return.

Transfer:

Sell, convey, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of, whether by gift or for consideration (any such event, a “Transfer,” and the taking of any such action, to “Transfer”).

Treas. Reg.:	The Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time.

Undistributed Preferred Return:	The excess, if any, of (x) the Preferred Return over (y) the aggregate cumulative amount of distributions to Packaging made under Section 4.1(b)(i).

Unreturned Preference Amount:	The excess, if any, of (x) the Preference Amount over (y) the aggregate cumulative amount of distributions to Packaging made under Sections 4.1(b)(ii).

Vote:	Section 6.2(a)

AMENDMENT NO. 1
TO
OPERATING AGREEMENT
OF
GRAHAM PACKAGING LATIN AMERICA, LLC

This Amendment No. 1 (this “Amendment”) to Operating Agreement (the “Operating Agreement”) of Graham Packaging Latin America, LLC, a Delaware limited liability company (the “Company”), is made as of this 2nd day of February, 1998 by and among Graham Packaging Company, a Pennsylvania limited partnership (the “Partnership”), Graham Family Growth Partnership, a Pennsylvania limited partnership (“Family Growth”), GPC Sub GP LLC, a Delaware limited liability company (“Sub GP”), and Graham Packaging Holdings I, LP, a Delaware limited partnership (“Opco”).

Background

WHEREAS, the Partnership and Family Growth formed the Company in accordance with the provisions of the Delaware Limited Liability Company Act pursuant to a Certificate of Formation filed on February 14, 1997;

WHEREAS, the Partnership and Family Growth are parties to an Agreement and Plan of Recapitalization, Redemption and Purchase dated December 18, 1997 (the “Recapitalization Agreement”);

WHEREAS, in connection with the Closing pursuant to the Recapitalization Agreement, the membership interests of the Company currently held by the Partnership are being contributed on the date hereof to Opco; and

WHEREAS, in connection with the Closing pursuant to the Recapitalization Agreement, a one percent (1%) membership interest of the Company is being transferred to Sub GP on the date hereof by Family Growth, and a seventy-nine percent (79%) membership interest of the Company is being contributed to Opco on the date hereof by Family Growth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.  Amendment.

(a)                                  Family Growth and the Partnership hereby withdraw as Members of the Company, and Sub GP and Opco hereby enter the Company as Members. All references in the Operating Agreement to the Partnership shall refer to Opco, and all references in the Operating Agreement to Family Growth shall refer to Sub GP.

(b)                                 Section 9.1(b) of the Operating Agreement is hereby amended to read in its entirety as follows:

(b)           subject to Section 9.2 below, the resignation or withdrawal of a Member, other than by reason of a Transfer of all of such Member’s membership interests as permitted under Article 8 herein, or the dissolution of either Member or the occurrence of an Event of Bankruptcy of either Member, which is not, in the case of an Involuntary Bankruptcy, discharged or stayed within one hundred and twenty days (120) days of occurrence;

(c)            Section 10.12 of the Operation Agreement is hereby added, to read as follows:

Section 10.12 Officers. The Company, and each Member on behalf of the the Company, acting singly or jointly, may employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Members), including employees and agents who may be designated as officers with titles, including, but not limited to, “chairman,” “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “managing director”, “chief financial officer,” “assistant treasurer” and “assistant secretary” as and to the extent authorized by the Members.

2.                                Ratification. The Operating Agreement, as amended hereby, is ratified in all respects.

3.                                Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same agreement.

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IN WITNESS WHEREOF, the Partnership, Family Growth, Sub GP and Opco have caused this Amendment to be signed by a duly authorized officer and to be dated as of the date first above written.

Withdrawing Member		Withdrawing Member

GRAHAM PACKAGING COMPANY		GRAHAM FAMILY GROWTH PARTNERSHIP

By: Graham Packaging Corporation, its general partner		By: Graham Packaging Corporation, its general partner

By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Name:		Name:
Title:		Title:

Entering Member		Entering Member

GPC SUB GP LLC		GRAHAM PACKAGING HOLDINGS I, LP

By: Graham Packaging Holdings I, LP, its sole member		By: Graham Recycling Corporation, its general partner

By: Graham Recycling Corporation, its general partner

By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Name:		Name:
Title:		Title:

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AMENDMENT NO. 1
TO
OPERATING AGREEMENT
OF
GRAHAM PACKAGING LATIN AMERICA, LLC

This Amendment No. 1 (this “Amendment”) to Operating Agreement (the “Operating Agreement”) of Graham Packaging Latin America, LLC, a Delaware limited liability company (the “Company”), is made as of this 2nd day of February, 1998 by and among Graham Packaging Company, a Pennsylvania limited partnership (the “Partnership”), Graham Family Growth Partnership, a Pennsylvania limited partnership (“Family Growth”), GPC Sub GP LLC, a Delaware limited liability company (“Sub GP”), and Graham Packaging Holdings I, LP, a Delaware limited partnership (“Opco”).

Background

WHEREAS, the Partnership and Family Growth formed the Company in accordance with the provisions of the Delaware Limited Liability Company Act pursuant to a Certificate of Formation filed on February 14, 1997;

WHEREAS, the Partnership and Family Growth are parties to an Agreement and Plan of Recapitalization, Redemption and Purchase dated December 18, 1997 (the “Recapitalization Agreement”);

WHEREAS, in connection with the Closing pursuant to the Recapitalization Agreement, the membership interests of the Company currently held by the Partnership are being contributed on the date hereof to Opco; and

WHEREAS, in connection with the Closing pursuant to the Recapitalization Agreement, a one percent (1%) membership interest of the Company is being transferred to Sub GP on the date hereof by Family Growth, and a seventy-nine percent (79%) membership interest of the Company is being contributed to Opco on the date hereof by Family Growth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.  Amendment.

(a)                       Family Growth and the Partnership hereby withdraw as Members of the Company, and Sub GP and Opco hereby enter the Company as Members. All references in the Operating Agreement to the Partnership shall refer to Opco, and all references in the Operating Agreement to Family Growth shall refer to Sub GP.

(b)                      Section 9.1(b) of the Operating Agreement is hereby amended to read in its entirety as follows:

(b)           subject to Section 9.2 below, the resignation or withdrawal of a Member, other than by reason of a Transfer of all of such Member’s membership interests as permitted under Article 8 herein, or the dissolution of either Member or the occurrence of an Event of Bankruptcy of either Member, which is not, in the case of an Involuntary Bankruptcy, discharged or stayed within one hundred and twenty days (120) days of occurrence;

(c)            Section 10.12 of the Operation Agreement is hereby added, to read as follows:

Section 10.12 Officers. The Company, and each Member on behalf of the the Company, acting singly or jointly, may employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Members), including employees and agents who may be designated as officers with titles, including, but not limited to, “chairman,” “chief executive officer,” “president,” “vice president,” “treasurer,” “secretary,” “managing director”, “chief financial officer,” “assistant treasurer” and “assistant secretary” as and to the extent authorized by the Members.

2.                                    Ratification. The Operating Agreement, as amended hereby, is ratified in all respects.

3.                                    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same agreement.

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IN WITNESS WHEREOF, the Partnership, Family Growth, Sub GP and Opco have caused this Amendment to be signed by a duly authorized officer and to be dated as of the date first above written.

Withdrawing Member		Withdrawing Member

GRAHAM PACKAGING COMPANY		GRAHAM FAMILY GROWTH PARTNERSHIP

By: Graham Packaging Corporation, its general partner		By: Graham Packaging Corporation, its general partner

By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Name:		Name:
Title:		Title:

Entering Member		Entering Member

GPC SUB GP LLC		GRAHAM PACKAGING HOLDINGS I, LP

By: Graham Packaging Holdings I, LP, its sole member		By: Graham Recycling Corporation, its general partner

By: Graham Recycling Corporation, its general partner

By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Name:		Name:
Title:		Title:

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